Exhibit 10.19

NATURAL GAS SERVICE AND PIPELINE AGREEMENT

(LDC, llc.)

EVO CNG Facility, Bexar County, San Antonio, Texas

THIS AGREEMENT effective as of the 12th day of November, 2014, is by and between Environmental Alternative Fuels, LLC an Arizona Limited Liability Company, hereinafter referred to as “Buyer” and LDC, llc., a Texas Limited Liability Company, hereinafter referred to as “Pipeline”.

RECITALS

WHEREAS, Buyer shall own and operate a Compressed Natural Gas Fueling Station in Bexar County, near San Antonio, Texas which requires an interruptible daily supply of natural gas; and

WHEREAS, Pipeline is a Natural Gas Distribution Company, as regulated by the Texas Railroad Commission, and is willing to sell natural gas to Buyer and to construct approximately 1,700 feet of 3 ½” O.D. steel pipeline complete with measurement facilities on the Enterprise Pipeline to serve Buyer’s CNG Fueling Station located in Texas. Pipeline will own, operate, and maintain the pipeline system. Buyer, at its sole expense, shall pay for all associated costs pertaining to the acquisition of private rights-of-way, surface site, survey, tap and metering facilities on the Enterprise Pipeline system; and

WHEREAS, Buyer and Pipeline desire to enter into an agreement whereby Pipeline will construct pipeline facilities and provide exclusive natural gas service to Buyer and Buyer will purchase from Pipeline, Buyer’s daily natural gas requirements on an interruptible basis, as herein after set forth:

NOW THEREFORE, in consideration of the premises and of the agreements, covenants and conditions herein set forth, Pipeline agrees to sell and deliver to Buyer and Buyer agrees to purchase and pay for the gas, and other charges, in accordance with Pipeline’s Tariff and the provisions of this Agreement (including the General Terms which are attached and made a part hereof) as follows:

AGREEMENT

Quantity: Pipeline shall arrange to transport gas on the Enterprise Pipeline system, deliver to Pipeline and sell to Buyer Buyer’s daily gas requirements, and Buyer shall purchase and receive Buyer’s daily gas requirements for Buyer’s CNG facility.

Delivery and Measurement Point: The Delivery and Measurement Points are set forth in Exhibit “A” attached hereto and incorporated herein by reference.

Title and Pressures: Title to and responsibility for all gas sold and purchased hereunder shall pass from Pipeline to Buyer at the Delivery Point. The pressures at the Measurement and Deliver Points shall satisfy Buyer’s operational requirements. The maximum pressure shall not exceed the pressure equal to the pressure, from time to time, on the Enterprise Pipeline system. The current pressure is approximately 250 psig.

EVO CNG/LDC Gas Service and Pipeline Agreement

Price: (Cost of gas delivered to Pipeline off the Enterprise Pipeline System Plus Tiered Amounts)

The following Commercial Rates shall apply to all deliveries made under this contract. These rates shall be firm and not subject to change for at least three (3) years. Thereafter the parties shall enter into mutually agreeable rates applicable to deliveries made under this contract.

The components of the rates shall be calculated as follows:

Buyer shall pay Pipeline for its actual costs of purchasing gas for delivery to Buyer. Such rates are anticipated to consist of Houston Ship Channel Posted Price plus transportation, fuel and other applicable fees incurred by Pipeline at the Enterprise Pipeline Measurement Point. In addition to the above, Buyer agrees to pay Pipeline the following additional amounts for natural gas delivered by Pipeline to Buyer during each of the three 12 month periods covered by this contract (contract year):

Tier 1- $0.93 for the first 96,000 MMBtu delivered in a contract year

Tier 2- $0.55 for 96,001 to $166,000 [sic] MMBtu delivered in a contract year

Tier 3- $0.34 for volumes in excess of 166,001 MMBtu delivered in a contract year

The Tier 1, Tier 2, and Tier 3 prices shall hereinafter be referred to as “Natural Gas Commodity Fee”.

To the extent that Pipeline’s deliveries to Buyer exceed 96,000 MMBtu during a contract year, then during the calendar month subsequent to the calendar month in which the minimum annual obligation of 96,000 MMBtu has been reached the Natural Gas Commodity Fees of Tiers number 2 and 3 shall apply and the minimum monthly payment provided for herein shall no longer apply for the remainder of that contract year.

In addition to the price of gas as outlined above:

A) Buyer, shall pay Pipeline a one-time initial payment of Sixty Five Thousand Dollars ($65,000) as a Contribution In Aid of Construction (CIAC). Pipeline shall have no obligation to commence construction of the facilities until it has received payment in full of the initial CIAC.

Buyer further agrees to pay Pipeline an amount, not to exceed, Forty Three Thousand Dollars ($43,000) for actual additional construction costs associated with installing the pipeline on TxDot ROW. Such items include, but are not limited to, additional labor, welding, x-ray, boring, inspection, surveying, certifications and as-built documentation, etc. Such payment shall be due and payable within ten (10) days of receipt of an itemized invoice after the pipeline is installed.

B) Buyer also agrees to pay Pipeline a minimum monthly payment of Five Thousand Five Hundred Dollars ($5,500) should the volumes of natural gas sold not exceed Five Thousand Nine Hundred Fourteen (5,914) MMBtu in any given month. Pipeline shall credit Buyer’s account for volumes paid for in a month but delivered in subsequent months of a contract year. Buyer agrees to pay the Tier 1 Natural Gas Commodity Fee for 70,968 MMBtu per contract year even if it takes a lesser volume of gas in such contract year.

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EVO CNG/LDC Gas Service and Pipeline Agreement

Payment: On or before the fifth (5th) day of the month following the month in which gas was delivered, Pipeline shall submit an invoice to Buyer for all gas purchased and sold at the Delivery and Measurement Point(s) during the preceding month. Should Pipeline not receive the information required to prepare such invoices in a timely manner, then Pipeline shall submit an estimated invoice, to be adjusted no later than the next month’s billing cycle. Buyer will electronically transfer funds due Pipeline for the gas purchased within fifteen (15) days of the invoice date.

Should Buyer fail to remit the full undisputed amount payable when due, interest on the unpaid and undisputed portion of the invoice shall accrue at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by the Wall Street Journal, plus two percent per annum from the date due until the date of payment or (ii) the maximum applicable lawful interest rate, whichever is lower. If Buyer, in good faith, disputes the amount of any such invoice or any part thereof, Buyer will pay to Pipeline such undisputed amount; provided, however, if Buyer disputes the amount due, Buyer shall provide documentation to support the amount so disputed.

Security: Pipeline may, at its option, upon Buyer not timely remitting the undisputed amount due and payable hereunder, request that Buyer furnish security acceptable in general bank lending practices to Pipeline to assure Pipeline of on-time payment for gas sold hereunder and Buyer will promptly furnish such Security. Pipeline will not make unreasonable demand for security upon Buyer. Failure of Buyer to furnish such security shall entitle Pipeline to suspend deliveries of gas until such security is provided, but the exercise of such right shall be in addition to any and all other remedies available to Pipeline.

Notice Requirements: All notices are required to be given in writing and shall be deemed received when deposited in the United States mail, postage prepaid and addressed to the address set forth herein for the party being notified or by facsimile transmission, transmission confirmed. Notice of readiness to commence deliveries, suspension or resumption of deliveries, shall be given by certified mail, postage prepaid and addressed to the address set forth herein for the party being notified or by facsimile transmission, transmission confirmed. Either party may change its address for notices by complying with terms of this paragraph. All Notices shall be addressed as follows:

When to Buyer:	When to Pipeline:

Environmental Alternative Fuels, LLC	LDC, llc.
(EVO CNG)	620 Longmire Rd.
9899 W Roosevelt St.	Conroe, Texas 77304
Tolleson, AZ 85353	Telephone: (936) 539-3500
Telephone: (855) 386-3835	Facsimile: (936) 539-3501
Attn: Damon Cuzick, COO	Attn: Larry D. Corley, President

Operation and Maintenance Facilities: Pipeline shall maintain its pipeline and other owned facilities at its sole cost and expense.

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EVO CNG/LDC Gas Service and Pipeline Agreement

IN WITNESS WHEREOF, this Agreement is executed as of the day of the respective acknowledgments below.

PIPELINE

LDC, llc.

By:	/s/Larry D. Corley
Larry D. Corley
President

Date:	11/12/14

BUYER

ENVIRONMENTAL ALTERNATIVE FUELS, LLC

By:	/s/ Damon Cuzick
Damon Cuzick
COO

Date:	11/12/14

Signatory page to that certain Gas Service and Pipeline Agreement between LDC, llc. and Environmental Alternative Fuels, LLC dated November 12, 2014.

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EVO CNG/LDC Gas Service and Pipeline Agreement

GENERAL TERMS

1.       Definitions. All capitalized terms used in these General Terms refer to the terms specified in the Agreement. The term “Agreement” refers to the foregoing Gas Service and Pipeline Agreement, which includes these General Terms. For the purpose of this agreement, unless the context of the instruments requires otherwise, the following terms and phrases shall have the following particular meanings:

1.01.       The term “Party”, as used herein, shall mean either Pipeline or Buyer, and the term “Parties” shall mean Pipeline and Buyer.

1.02.       The term “gas” or “Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

1.03.       The term “Btu” shall metal British Thermal Unit or Units, as applicable, measured at a pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch at a temperature of sixty (60) degrees Fahrenheit, on a dry basis.

1.04.       The term “MMBtu” shall mean one million (1,000,000) Btu’s.

1.05.       The term ‘‘day” shall mean a period of time commencing at 9:00 A.M. Central Time on a calendar day and ending at 9:00 A.M. Central Time on the following day.

1.06.       The term “month” shall mean the period beginning at 9:00 A.M. Central Time on the first day of a calendar month and ending at 9:00 A.M. Central Time on the first day of the next succeeding calendar month.

1.07.       The term “Mcf” shall mean one thousand (1,000) cubic feet of Gas measured at a base temperature of sixty degrees (60°) Fahrenheit, and at a pressure base of fourteen and seventy-three one-hundredths (14.73) pounds per square inch absolute.

1.08.       The term “psig” shall mean pounds per square inch gauge.

1.09.       The term “psia” shall mean pounds per square inch absolute.

2.       Quality. All gas shall meet the following quality specifications:

a.       The gas shall in no event have a water content in excess of seven (7) pounds of water per million (1,000,000) cubic feet of gas as determined by a method generally acceptable for use in the gas industry, which method shall be mutually acceptable to both parties.

b.       The gas shall not contain more than one half (1/2) grain of hydrogen sulphide per one hundred (100) cubic feet as determined by quantitative test. Determination shall be made by a method in general use in the industry, which method shall be mutually acceptable to both parties.

c.       The gas shall not contain more than ten (10) grains of total sulphur per one hundred (100) cubic feet of gas as determined by quantitative test. Determination shall be made by a method in general use in the industry, which method shall be mutually acceptable to both parties.

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EVO CNG/LDC Gas Service and Pipeline Agreement

d.       The gas shall not have a temperature greater than one hundred twenty (120) degrees Fahrenheit.

e.       The gas shall not contain, in excess of two percent (2%) by volume of carbon dioxide.

f.       The gas shall not contain in excess of two-tenths percent (0.2%) by volume of oxygen.

g.       The gas shall not contain in excess of three percent (3%) by volume of nitrogen.

h.       The gas shall not contain more than five percent (5%) by volume of total non-hydrocarbons. Non-hydrocarbons shall include, but not be limited to carbon dioxide, oxygen, and nitrogen.

i.       The gas shall not have a gross heating value of less than nine hundred sixty-seven (967) Btu’s per cubic foot.

The compositional analysis of the gas sold hereunder shall be determined by Enterprise Pipeline using a representative sample of the gas volumes being delivered to the Measurement Point.

3.       Measurement and Quality Standards and Procedures. Facilities and measurement data with respect to the Gas covered hereby shall at all reasonable times be subject to joint inspection by the parties hereto. The unit of quantity measurement for purposes of this agreement shall be one MMBtu dry. The specific gravity and composition used in the computation of quantity measurement shall be obtained from the most recently available representative gas chromatographic analysis. The meters for measurement of volumes of Gas hereunder must be installed and operated, and Gas measurement computations must be made in accordance with current industry standards. Orifice metering must be performed in accordance with the latest version of A.G.A. Report No. 3 - ANSI/API 2530. Positive displacement and rotary metering must be performed in accordance with the latest version ANSI B 109.1, B109.2 or B109.3. Turbine metering must be performed in accordance with the latest version of Report No. 7. Electronic measurement must be performed in accordance with the latest version of API Manual of Petroleum Measurement Standards Chapter 21-Flow Measurement Using Electronic Metering Systems. Meters and electronic correctors and associated measuring equipment shall be proved at least once each year; and the cost of such testing shall be borne by the owner of such equipment. Buyer shall be provided with copies of all tests and gas quality data upon receipt. Buyer shall not be responsible for the cost or expense of such tests or the reports generated thereby.

The determination of gas volumes, analysis, gas quality, pressure shall be determined by the Transporting pipeline and within the Transporting pipeline’s standards (Enterprise Pipeline).

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EVO CNG/LDC Gas Service and Pipeline Agreement

4.       Taxes. The term Taxes include, franchise, all existing taxes imposed, assessments or charges except ad valorem, net income and excess profit taxes imposed or levied by any governmental authority on Pipeline.

Buyer agrees to pay any new taxes or increased rate of any franchise, existing tax, assessment or charge or subsequently applicable taxes, except ad valorem, net income and excess profit taxes, imposed or levied by any governmental authority as a result of any new or amended law, ordinance, enacted after the effective date of this Agreement, which is assessed or levied against the Pipeline and added to or made a part of the cost of natural gas purchased by the Pipeline for resale hereunder.

5.       Audit. Each party hereto shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Any statement shall be final as to both parties unless questioned within two (2) years after payment thereof has been made. Except as may otherwise be provided by applicable law, regulation or order, if an error becomes evident involving an overpayment or underpayment for gas delivered, then within thirty (30) days after the final determination and notice thereof, Pipeline shall refund the amount of any overpayment and/or Buyer shall pay any balance owed due to any underpayment.

6.       Force Majeure.

a.       Except with regard to a party’s obligation to make payments due hereunder neither party shall be liable to the other for failure to perform an obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension and which could not have been prevented with the exercise of reasonable care.

b.       Force Majeure shall include but not be limited to the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area floods, washouts, explosions, equipment failure; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption of interruptible transportation and/or storage by transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction. The Parties shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

c.       Notwithstanding anything to the contrary herein, the Parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the sole discretion of the party experiencing such disturbance.

d.       The party whose performance is prevented by Force Majeure must provide notice to the other party. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notification of Force Majeure to the other party, the affected party will be relieved of its obligation to make or accept delivery of Gas as applicable to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

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EVO CNG/LDC Gas Service and Pipeline Agreement

7.       Laws & Regulations. This Agreement is subject to all applicable governmental laws, orders, directives, rules and regulations. The laws of the state of Texas shall govern this Agreement and shall control in construing this Agreement.

8.       Invalidity. A holding by a court that any provision of this Agreement is invalid or unenforceable shall not affect the validity of the other provisions of this Agreement.

9.       Assignment. This Agreement may not be assigned without the prior written consent of both parties. Consent to an assignment shall not be unreasonably withheld. No proposed assignment of this Agreement will be effective until written notice is given of the proposed assignment and written consent to the assignment is obtained in accordance with this paragraph. Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall prohibit either party from using this Agreement as security for any indebtedness incurred by it, its parent corporation, or any of its subsidiaries. Either party is expressly granted the right to pledge this Agreement as security for the payment of any indebtedness incurred by it, its parent company, or its subsidiaries, however such pledge be evidenced. No assignment of this Agreement will act to release the assigning party unless the non-assigning party expressly consents to the release of the assigning party.

10.       Warranty. Pipeline warrants, and agrees to defend title to the natural gas delivered hereunder and the right of Pipeline to sell same. Pipeline further warrants that all such natural gas is delivered free and clear of all liens, encumbrances, and adverse claims, including without limitation liens to secure payment of taxes.

11.       Remedy for Default. With the exception of billing disputes and as otherwise specifically provided in this Agreement, if either party shall fail to perform any of the covenants or obligations imposed upon it under this Agreement (except where such failure shall be excused under the provisions hereof), the other party may, at its option, terminate this Agreement by written notice to be served on the party in default stating specifically the cause for terminating this Agreement and declaring it to be the intention of the party giving the notice to terminate the same; thereupon the party in default shall have thirty (30) days after the service of the notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement and, if within said period of thirty (30) days, the party in default does so remedy and remove said cause or causes and fully indemnify the party not in default for any and all consequences of such breach, then such notice shall be withdrawn and this Agreement shall continue in full force and effect. In case the party in default does not so remedy and remove the cause or causes and does not indemnify the party giving the notice for any all consequences of such breach, within said period of thirty (30) days, then this Agreement shall become null and void from and after the expiration of said period. Any cancellation of this Agreement pursuant to the provisions of this section shall be without prejudice to the right of the party not in default to collect any amounts then due it and without waiver of any other remedy to which the party not in default may be entitled for violation of this Agreement.

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EVO CNG/LDC Gas Service and Pipeline Agreement

12.       Possession. Pipeline shall be deemed for purposes hereof to be in exclusive control and possession of the gas delivered at the Delivery and Measurement Point(s) prior to and upon delivery. Pipeline shall indemnify, defend and hold Buyer and Buyer’s agents harmless from and against any and all loss, cost and expense, including judgments, demands, actions or liability (including reasonable expenses, attorneys’ fees and costs incurred by Buyer in connection therewith) arising while the gas is in Pipeline’s exclusive control or possession. Buyer shall indemnify, defend and hold Pipeline and Pipeline’s agents harmless from and against, any and all loss, cost and expense, including judgments, demands, actions or liability (including reasonable expenses, attorney’s fees and costs incurred by Pipeline in connection therewith) arising from Buyer’s possession of the gas while the gas is in Buyer’s exclusive control.

13.       Site Access. Buyer hereby grants to Pipeline a rights of way and easement and surface site(s) on, under, over and along the properties owned and/or controlled by Buyer. Pipeline shall have full rights of ingress and egress for the fulfillment of Pipeline’s obligations to install, operate, maintain, remove, replace and service its facilities and equipment.

14.       Independent Contractor. In performing its obligations hereunder, Pipeline shall act as an independent contractor and not as the agent of Buyer. No subcontractor or other person or entity hired or engaged by Pipeline or any subcontractor thereof shall be an agent of Buyer.

15.       Notification. Pipeline shall be responsible for maintaining proper odorization levels for the gas sold and purchased hereunder and Buyer assumes no obligation therefore. Pipeline, if necessary, shall install or cause to be installed, at Buyer’s expense of Seven Thousand Dollars ($7,000), such odorizing devices, downstream of the Delivery Point as may be required to provide odorization compliant with Railroad Commission rules and regulations. The installed odorizing devices will be owned by the Pipeline and will be attached to and become a part of the Pipeline’s System.

16.       Conflict. In the event of any conflict between these General Terms and the Natural Gas Service and Pipeline Agreement, the Natural Gas Service and Pipeline Agreement shall be controlling.

17.       Entire Agreement. The Natural Gas Service and Pipeline Agreement together with these General Terms supersede any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said matter.

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EVO CNG/LDC Gas Service and Pipeline Agreement

EXHIBIT “A”

DELIVERY AND MEASUREMENT POINT(S)

LDC, llc.

Name	Meter Number	Meter Station Owned by Pipeline
Enterprise Pipeline	Measurement Point	Yes
EVO CNG Station Inlet Flange and Pipeline’s Outlet Valve	Delivery Point	N/A

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